EXHIBIT 99.1

DIODES (TM)
INCORPORATED

FOR IMMEDIATE RELEASE

                  Diodes Incorporated Appoints Dr. Keh-Shew Lu
                               as President & CEO

              o   C. H. Chen to serve as Vice Chairman of the Board

Westlake  Village,  California  - May 31,  2005 - Diodes  Incorporated  (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, today announced that Dr. Keh-Shew Lu has been appointed as the Company's President and Chief Executive Officer effective June 1, 2005. Dr. Lu, who has served as a director of the Company since 2001, held a number of senior management positions during his 27-year career with Texas Instruments, Inc. ("TI"). C.H. Chen, who served as President and CEO of Diodes, Inc. since March 2000, will continue to serve as Vice Chairman of the Company's Board of Directors.

"We are very pleased that Dr. Lu has agreed to serve as Diodes' new President and CEO," said Raymond Soong, Chairman of the Board of Diodes, Inc. "He brings a very distinguished managerial background in the semiconductor industry, with a strong focus on analog and mixed signal technologies. And he has extensive operational experience in the Asia marketplace. We are confident that he is the right person to lead Diodes, Inc. in the next phase of its growth strategy."

"I would also like to extend the Board's warm and sincere thanks and appreciation to C.H. Chen, who has been instrumental to driving Diodes' transformation into a fully integrated solutions provider and technology leader in the discrete semiconductor category," continued Mr. Soong. "Diodes' business success in the past five years owes a tremendous amount to his vision, and he showed the foresight to arrange for this very positive and seamless succession."

"Moving into adjacent technologies such as analog and mixed-signal is critical to becoming a total solutions provider for our global customers and an extension of Diodes' long-term growth strategy," said Mr. Chen. "Dr. Keh-Shew Lu helped to shape the evolution of linear technologies while at Texas Instruments. I am very excited to work with him to help take Diodes into higher-value product categories that leverage our core strengths and end-market focus."

Dr. Lu's career at Texas Instruments culminated by serving as Senior Vice President of TI and General Manager of Worldwide Mixed-Signal and Logic Products from 1998 to 2001. His responsibilities included all aspects of the analog, mixed-signal and logic products for TI's worldwide business, including design, process and product development, manufacturing and marketing. Dr. Lu's business areas also included the mixed-signal and RF portion of TI's digital signal processing solutions, display solutions, and wireless communications. From 1996 to 1998, he was manager of TI's worldwide memory business. In addition, Dr. Lu served as President of

TI Asia from 1994 until 1997, where he had responsibility for all of TI's activities in Asia (excluding Japan).

Dr. Lu holds a Bachelor's degree in engineering from the National Cheng Kung University in Taiwan, and a Master's degree and doctorate in electrical engineering from Texas Tech University. He is also a director of two publicly held companies in Taiwan, Lite-On Technology Corporation and Winbond Electronics Corporation. Dr. Lu is Chairman of the Asia American Citizen's Council, and is a member of the Advisory Board to Southern Methodist University's Asian Studies Program.

"I am honored to take on this new management role at Diodes, after witnessing the Company's tremendous success in the past several years," said Dr. Lu. "Diodes, Inc. has significantly outperformed the industry growth rates and demonstrated consistent profitability due to its modern, efficient manufacturing, world-class sales organization, and fiscal discipline. I am very excited about what we can accomplish in the future as we continue to move into adjacent technologies that will build on these strengths and enable us to offer higher margin products."

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company operates four Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, our newest manufacturing facility in China, Diodes-Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China and Diodes-Shanghai manufacturing focus are on subminiature surface-mount devices destined for wireless devices, notebook, flat panel display, digital camera, mobile handset, set-top box, DC to DC conversion, and automotive applications, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales, warehouse and logistics functions. The Company's 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9001:2000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, including SEC filings, visit the Company's website at www.diodes.com.

Source: Diodes Incorporated

CONTACT: Crocker Coulson, President, CCG - Investor Relations; (310) 231-8600 e-mail: crocker.coulson@ccgir.com or Carl Wertz, Chief Financial Officer, Diodes, Inc.; (805) 446-4800 e-mail: carl_wertz@diodes.com

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Recent news  releases,  annual  reports,  and SEC filings are  available  at the
Company's website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

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